UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934 (Amendment No. )

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Trevena, Inc.
(Name of Registrant as Specified in Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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On July 6, 2021, Trevena, Inc. (the “Company”) commenced distributing to its stockholders a Notice of Special Meeting of Stockholders and Definitive Proxy Statement (the “Notice and Proxy Statement”) for a Special Meeting of Stockholders (the “Special Meeting”) to be held on August 9, 2021. A copy of the Notice and Proxy Statement was filed with the Securities and Exchange Commission on July 6, 2021. On July 7, 2021, the Company began disseminating audio recordings (the “Recordings”) made by the Company’s President and Chief Executive Officer to certain of the Company’s stockholders by telephone. Below are scripts of the Recordings.

Recording #1

This is Carrie Bourdow, President and CEO of Trevena

You will be receiving an important set of materials from us by mail related to the upcoming Special Meeting of Stockholders.  We’re asking that you review the materials and vote your shares.

Trevena was recently added to the Russell 2000 index of leading small-cap companies. We now have four times the number of shares of a median company in this index, and we’re asking you to vote in favor of two proposals that will help us align our share count and stock price more closely to our new peers, further advance OLINVYK and the pipeline and continue to position the company for long-term growth.

If you have any questions, please call us at 833-501-4709.  Thank you in advance for your vote and on behalf of our entire team at Trevena, I’d like to thank you for being a valued stockholder.

Recording #2

This is Carrie Bourdow, President and CEO of Trevena..

I’m calling to let you know about a Special Meeting of Stockholders that will be held on Monday, August 9th.

You should have recently received a set of materials related to the meeting with instructions on how you can vote your shares.

Your vote is needed regardless of the number of shares that you own. If you’d like to vote now, please press 1- you’ll be connected to a live agent.

With the recent addition of Trevena to the Russell 2000 index of leading companies, we are asking you to vote on two proposals that will help us align our share count and stock price more closely to our new peers, and continue to position Trevena for long-term growth. Thank you for your continued support.